SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 17, 2008

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33962	94-1622541
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 764-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 17, 2008, the Compensation and H.R. Committee of the Company’s Board of Directors approved the adoption of the Company’s 2009 fiscal year variable compensation plan (the “VCP”) for certain employees, including executive officers.  The VCP establishes bonus targets for the Company’s executive officers and other employee participants to the extent the Company achieves certain goals.  Such goals are based on the level of achievement of adjusted EBITDA percentage targets.  For purposes of the VCP, “adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization and certain other non-operating income and expense items and other items, such as the fiscal impact of stock option expensing under FASB 123(R), stock investigation costs and litigation related thereto, impairment or restructuring charges, and the impact of significant acquisitions.

The amount each participant may receive can fluctuate between 0% and 200% of the targeted amount.  If the Company fails to meet at least the minimum goal for adjusted EBITDA percentage for a particular quarter, the participant would not receive any bonus for that particular quarter.  The adjusted EBITDA percentage is calculated after the conclusion of each applicable fiscal quarter and, if earned, a payment is made on a quarterly basis.

The following executive officers participate in the VCP with the following VCP bonus targets (which are a percentage of respective base salary) for the fiscal year beginning September 28, 2008: John Ambroseo: 100%; Helene Simonet: 70%; Luis Spinelli: 50%; Ron Victor: 50%; and Bret DiMarco: 50%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Date: November 21, 2008
By: /s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and
General Counsel